Exhibit 99.1
FOR IMMEDIATE RELEASE
Amicus Therapeutics Announces John F. Crowley
to Return as Chairman and Chief Executive Officer
Cranbury, NJ, June 29, 2011 — Amicus Therapeutics (Nasdaq: FOLD) today announced that its Executive Chairman John F. Crowley will return full-time as Chairman and Chief Executive Officer, effective August 15, 2011, following his completion of temporary active duty with the United States Navy Reserve. Mr. Crowley previously led the Company as President and Chief Executive Officer from January 2005 through February, 2010, and as Chairman and Chief Executive Officer until April 2011.
“Amicus continues to represent one of the most extraordinary opportunities in the biotechnology industry today, and I am honored to have the Board’s confidence to lead the Company again as CEO,” said Mr. Crowley. “The Company’s mission to advance highly innovative technologies and treatments for people living with rare diseases is both a personal and professional passion. I am firmly committed to guiding the long-term advancement of Amicus as we continue to develop our robust pipeline and expand our pharmacological chaperone technology. Over the past six a half years, I have also been particularly appreciative of Matt Patterson for his strong leadership and dedication to the Company. Under his exceptional stewardship as President and Acting CEO, Amicus is in a stronger position to achieve multiple upcoming milestones, and Matt has provided the foundation for much of our future success.” Mr. Patterson will remain Acting CEO until August 15, 2011 at which time he will continue as Amicus’ President.
Mr. Crowley is a veteran of the healthcare industry and an active member of several organizations within the industry and the rare disease community. Prior to joining Amicus, he served as Founding President and Chief Executive Officer of Orexigen Therapeutics. Preceding Orexigen, he became Senior Vice President at Genzyme Therapeutics in 2001 following its acquisition of Novazyme Pharmaceuticals. As the founding President and Chief Executive Officer of Novazyme, he oversaw the development of the first enzyme replacement therapy for Pompe disease and the sale of the Company to Genzyme.
Mr. Crowley has been involved in the biotechnology industry since 1998, when two of his children were diagnosed with Pompe disease. Earlier in his career he held several senior management roles with the Bristol-Myers Squibb Company (BMS) and as a business strategy consultant for Marakon Associates. He began his professional career as a litigation associate in the Health Care Practice Group of the Indianapolis-based law firm of Bingham, Summers, Welsh & Spilman.
Mr. Crowley is an active commissioned officer in the United States Navy Reserve, assigned to the U.S. Special Operations Command. He earned his B.S. degree in Foreign Service from Georgetown University’s School of Foreign Service, his J.D. from the University of Notre Dame Law School and his M.B.A. from Harvard Business School.

About Amicus Therapeutics
Amicus Therapeutics (Nasdaq: FOLD) is a biopharmaceutical company at the forefront of developing therapies for rare diseases. The Company is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of diseases including lysosomal storage disorders and diseases of neurodegeneration. Amicus’ lead program Amigal™ (migalastat HCl) is in Phase 3 for the treatment of Fabry disease.
CONTACT:
Amicus Therapeutics
Sara Pellegrino
(609) 662-5044
spellegrino@amicustherapeutics.com
FOLD-G